Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-191519, 333-253537, 272219, and 333-277280) on Form S-8 and (Nos. 333-270127, 333-234187, and 333-207629) on Form S-3 of our report dated February 28, 2023, except for Note 15, as to which the date is February 20, 2025, with respect to the consolidated financial statements of RE/MAX Holdings, Inc.

/s/ KPMG LLP

Denver, Colorado
February 20, 2025